UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	October 10, 2006

Pennichuck Corporation
(Exact Name of Registrant as Specified in Its Charter)

New Hampshire
(State or Other Jurisdiction of Incorporation)

0-18552	02-0177370
(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5191
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 10, 2006, the Company appointed Charles Hoepper as the Company’s Acting Controller, effective October 11, 2006. Mr. Hoepper will replace the Company’s Controller and Principal Accounting Officer Daniel Incropera, who, as previously disclosed, resigned effective October 10, 2006.

Mr. Hoepper, who is 57 years old, is a licensed C.P.A. with a Masters in Business Administration from St. John’s University and a B.S. in Accounting from the University of Illinois. Mr. Hoepper began working at the Company in April, 2006 as a contract employee through Robert Half Finance & Accounting, a division of Robert Half International Inc., and was hired by the Company to serve as its Assistant Vice President of Regulatory and Business Services on July 5, 2006. Prior to working with Robert Half, Mr. Hoepper served as the Vice President of Operations of Emery-Waterhouse, a privately held hardware distributor with annual revenues of $115 million located in Portland, Maine from 2003 to 2005. From 2000 to 2002, Mr. Hoepper was the Chief Financial Officer of DIOMED, an AMEX-listed international medical supply manufacturer and distributor with annual revenues of $10 million located in Andover, Massachusetts. The Company has not entered into an employment agreement with Mr. Hoepper, who will serve as an employee-at-will.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION

Date: October 11, 2006	By:	/s/ William D. Patterson
William D. Patterson, Senior Vice
President and Chief Financial Officer